RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule I hereto (the “Grant Date”), by and between the issuer identified in Schedule I hereto (the “Company”), and the recipient (the “Grantee”) of an Award of Restricted Shares granted by the Plan Administrator (as defined in Schedule I hereto) as set forth in this Agreement.

The Company has adopted the incentive plan identified on Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible persons as specified in the Plan. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to award shares of common stock to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the service or employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1.Definitions. The following terms, when used in this Agreement, have the following meanings:
“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.
“Common Stock” has the meaning specified in Section 2.
“Company” has the meaning specified in the preamble to this Agreement.
“Grant Date” has the meaning specified in the preamble to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“Plan” has the meaning specified in Schedule I hereto.
“Plan Administrator” has the meaning specified in the preamble to this Agreement.
“Restricted Shares” has the meaning specified in Section 2.
“Retained Distributions” has the meaning specified in Section 4.
“Section 409(A)” has the meaning specified in Section 23.
“Unvested Fractional Restricted Share” has the meaning specified in Section 5.

“Vesting Date” has the meaning specified in Section 5.
“Vesting Percentage” has the meaning specified in Section 5.
2.Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date the number and type of shares of Common Stock authorized by the Plan Administrator and set forth in the notice of online grant delivered to the Grantee pursuant to the Company’s online grant and administration program, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Restricted Shares”).
3.Issuance of Restricted Shares at Beginning of the Restriction Period. Upon issuance of the Restricted Shares, such Restricted Shares will be registered in a book entry account in the name of the Grantee. During the Restriction Period, any certificates representing the Restricted Shares that may be issued during the Restriction Period, and any securities constituting Retained Distributions will bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement. Any such certificates will remain in the custody of the Company, and upon their issuance the Grantee will deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.
4.Restrictions. The Restricted Shares will constitute issued and outstanding shares of Common Stock for all corporate purposes. The Grantee will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions paid or distributed on such Restricted Shares as the Plan Administrator may in its sole discretion designate and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Shares, except that (a) the Grantee will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived, (b) the Company will retain custody of any stock certificate or certificates representing the Restricted Shares during the Restriction Period as provided in Section 8.2 of the Plan, (c) other than such dividends and distributions as the Plan Administrator may in its sole discretion designate, the Company or its designee will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions will not bear interest or be segregated in a separate account, (d) the Grantee may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or the Grantee’s interest in any of them during the Restriction Period and (e) a breach of any restrictions, terms or conditions provided in the Plan or established by the Plan Administrator with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

5.Vesting and Forfeiture of Restricted Shares. Subject to earlier vesting in accordance with Section 6, the Grantee will become vested as to that number of each type of Restricted Shares (if any) subject to this Agreement that is equal to the fraction or percentage set forth on Schedule I hereto (the “Vesting Percentage”) of the total number of such type of Restricted Shares that are subject to this Agreement (in each case, rounded down to the nearest whole number of such type of Restricted Shares) on each of the dates indicated on Schedule I hereto (each such date, together with any other date on which Restricted Shares vest pursuant to this Agreement, a “Vesting Date”). If rounding pursuant to the preceding sentence prevents any portion of a Restricted Share from becoming vested on a particular Vesting Date (any such portion, an “Unvested Fractional Restricted Share”), one additional Restricted Share of such type of Restricted Share will become vested on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Restricted Shares of such type of Restricted Share (including any Unvested Fractional Restricted Share created on such succeeding Vesting Date) equals or exceeds one whole Restricted Share, with any excess treated as an Unvested Fractional Restricted Share thereafter subject to the application of this sentence and the following sentence. Any Unvested Fractional Restricted Share comprising part of a whole Restricted Share that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Restricted Share. Notwithstanding the foregoing, (a) the Grantee will not vest, pursuant to this Section 5, in Restricted Shares as to which the Grantee would otherwise vest as of a given date if the Grantee has not been continuously employed by the Company or its Subsidiaries from the date of this Agreement through such date, or, if the Grantee is a non-employee director, the Grantee has not been continuously providing services as a non-employee director through such date (the vesting or forfeiture of such shares to be governed instead by the provisions of Section 6), and (b) in the event that any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the business day next following such date. Unless otherwise determined by the Plan Administrator in its sole discretion, Retained Distributions will be subject to the same vesting and forfeiture conditions that are applicable to the Restricted Shares to which such Retained Distributions relate.
6.Early Termination or Vesting. Unless otherwise determined by the Plan Administrator in its sole discretion:
(a)If the Grantee’s employment with the Company or a Subsidiary terminates or, if the Grantee is a non-employee director of the Company, if the Grantee’s service to the Company as such terminates, in each case for any reason other than death or Disability or a termination by the Company or such Subsidiary without Cause, then the Award, to the extent not theretofore vested, will be forfeited immediately;
(b)If the Grantee dies while employed by the Company or a Subsidiary or while serving as a non-employee director of the Company, as applicable, then the Award, to the extent not theretofore vested, will immediately become fully vested;
(c)If the Grantee’s employment with the Company or a Subsidiary or service as a non-employee director, as applicable, terminates by reason of Disability, then the Award, to the extent not theretofore vested, will immediately become fully vested; and

(d)If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, or, if the Grantee is a non-employee director of the Company, if the Grantee’s service to the Company as such is terminated by the Company or such Subsidiary without Cause, then the Award, to the extent not theretofore vested, will be forfeited immediately, except to the extent, if any, otherwise specified on Schedule I hereto.

Unless the Plan Administrator otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company. Unless the Plan Administrator otherwise determines, however, any such change of employment that is not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.
7.Completion of the Restriction Period. On the Vesting Date with respect to each award of Restricted Shares, and the satisfaction of any other applicable restrictions, terms and conditions (a) all or the applicable portion of such Restricted Shares will become vested and (b) any Retained Distributions with respect to such Restricted Shares will become vested to the extent that the Restricted Shares related thereto shall have become vested, all in accordance with the terms of this Agreement. Any such Restricted Shares and Retained Distributions that shall not become vested will be forfeited to the Company, and the Grantee will not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares or any Retained Distributions that are so forfeited.
8.Adjustments; Early Vesting in Certain Events.
(a)The Restricted Shares will be subject to adjustment (including, without limitation, as to the number of Restricted Shares) in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
(b)In the event of any Approved Transaction, Board Change or Control Purchase following the Grant Date, the restrictions in Sections 3 and 4 may lapse in accordance with Section 10.1(b) of the Plan.
9.Mandatory Withholding for Taxes. The Grantee acknowledges and agrees that, upon the expiration of the Restriction Period, the Company will deduct from the shares of applicable Common Stock otherwise deliverable to the Grantee (or the Grantee’s beneficiary, if applicable) that number of shares of such Common Stock (valued at the Fair Market Value on the applicable Vesting Date) that is equal to the amount, as determined by the Company, of all federal, state or other governmental taxes required to be withheld by the Company or any Subsidiary of the Company with respect to the vesting of Restricted Shares and any related Retained Distributions, unless other provisions to pay such withholding requirements have been made to the satisfaction of the Company. Upon the payment of any cash dividends with respect to Restricted Shares during the Restriction Period, the amount of such dividends will be reduced to the extent necessary to satisfy any withholding tax requirements applicable thereto prior to payment to the Grantee.
10.Delivery by the Company. As soon as practicable after the vesting of Restricted Shares pursuant to Sections 5, 6 or 8, but no later than 30 days after such vesting occurs, and subject to the withholding referred to in Section 9, the Company will (a) cause to be removed from the Restricted Shares that have vested the restriction described in Section 3 or cause to be issued and delivered to the Grantee (in certificate or electronic form) shares of Common Stock equal to the number of Restricted Shares that have vested, and (b) shall cause to be delivered to the Grantee any Retained Distributions with respect to such vested shares. If delivery of certificates is by mail, delivery of shares of Common Stock will be deemed effected for all purposes when a stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to the Grantee.
11.Nontransferability of Restricted Shares Before Vesting. Restricted Shares that have not vested are not transferable (either voluntarily or involuntarily), before or after Grantee’s death, except as follows: (a) during Grantee’s lifetime, pursuant to a domestic relations order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Committee; or (b) after Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Restricted Shares are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee. Certificates representing Restricted Shares that have vested may be delivered (or, in the case of book entry registration, registered) only to the Grantee (or during the Grantee’s lifetime, to the Grantee’ court appointed legal representative) or to a person to whom the Restricted Shares have been transferred in accordance with this Section.
12.Company’s Rights. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including without limitation, the acts referred to in Section 10.15 or Section 10.16 of the Plan, as applicable.
13.Restrictions Imposed by Law. Without limiting the generality of Section 10.7 or Section 10.8 of the Plan, as applicable, the Grantee will not require the Company to deliver any Restricted Shares and the Company will not be obligated to deliver any Restricted Shares if counsel to the Company determines that such exercise, delivery or payment would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of any Restricted Shares to comply with any such law, rule, regulation or agreement.
14.Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the Company in Schedule I hereto. Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
15.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.6(b) or Section 10.7(b) of the Plan, as applicable. Without limiting the generality of the foregoing, without the consent of the Grantee:
(a)this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Award evidenced by this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Restricted Shares to the extent then vested.
16.Grantee Employment or Status as a Director. Nothing contained in this Agreement, and no action of the Company or the Plan Administrator with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or to continue as a non-employee director of the Company, or interfere in any way with the right of the Company or any employing Subsidiary (or the Company’s stockholders in the case of a non-employee director) to terminate the Grantee’s employment or service, as applicable, at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.
17.Nonalienation of Benefits. Except as provided in Section 11 and prior to the vesting of any Restricted Share with respect to such vested Restricted Share, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
18.Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
19.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
20.Rules by Plan Administrator. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Plan Administrator may adopt from time to time.
21.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Restricted Shares and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Restricted Shares. Subject to the restrictions set forth in Sections 11 and 17, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
22.Grantee Acknowledgment. The Grantee will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.
23.Code Section 409A Compliance. To the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) is applicable to the Grantee in connection with the Award, if any provision of this Agreement would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.
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Schedule I
to Liberty Interactive Corporation
Restricted Stock Award Agreement
[NRA][NDR][QRA____________

Grant Date:	__________ __, 201_
Issuer/Company:	Liberty Interactive Corporation, a Delaware corporation
Plan:	Liberty Interactive Corporation ______________ Incentive Plan
Plan Administrator:
[The Compensation Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan] [The Board of Directors of the Company]

Common Stock:	Series A Liberty Interactive Common Stock (“LINTA Common Stock”)[; and/or Series A Liberty Ventures Common Stock (“LVNTA Common Stock”), as applicable.]
Vesting Percentage:	________%
Vesting Dates:	_____________________________________
Additional Vesting Terms:
[INCLUDE ONLY IN STANDARD RSA FOR LIC EMPLOYEES. DO NOT INCLUDE IN LIC MULTI-YEAR RSA, LIC NEW EMPLOYEE LONG-TERM RSA, RSA FOR QVC EMPLOYEES, OR IN RSA FOR LIC NON-EMPLOYEE DIRECTORS.]

If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, then any unvested Restricted Shares that otherwise would have vested during the remainder of the calendar year in which the Grantee’s employment with the Company or a Subsidiary is terminated will become vested on the date of the Grantee’s termination of employment.

[INCLUDE ONLY IN LIC NEW EMPLOYEE LONG-TERM RSA.]

If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause after the second anniversary of the Grant Date, then the Award, to the extent not theretofore vested, will become fully vested upon the Grantee’s execution and delivery to the Company in accordance with the notice requirements of this Agreement of a general release agreement in a form satisfactory to the Company, provided that such release has been so delivered and has become irrevocable in accordance with its terms not later than 60 days following the date of the Grantee’s termination without Cause.

[INCLUDE ONLY IN MULTI-YEAR RSA FOR LIC EMPLOYEES.]

If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause prior to _________ [Insert final Vesting Date], the number of each type of Restricted Shares subject to this Agreement that shall become vested as of the date of such termination shall equal the sum of (a) the number of such Restricted Shares that would have become vested during the Forward Vesting Period had the Grantee remained in the employ of the Company or a Subsidiary for the entire Forward Vesting Period plus (b) the number of such Restricted Shares that is equal to the product (rounded down to the nearest whole number) of (i) the total number of such Restricted Shares subject to this Agreement minus (A) any such Restricted Shares that have already become vested prior to the date of such termination and (B) any such Restricted Shares that would have become vested during the Forward Vesting Period in clause (a) above multiplied by (ii) a fraction, the numerator of which is the total number of days elapsed during the period beginning on the Grant Date, and ending on the date of termination, inclusive, and the denominator of which is the total number of days during the period beginning on the Grant Date, and ending on _________ [Insert final Vesting Date], inclusive.

For purposes of determining the number of Restricted Shares that would have become vested in clause (a) above, “Forward Vesting Period” shall mean the period beginning on the date of termination and ending on the corresponding day (or, if there is no corresponding day, on the last day) of (x) the ninth month thereafter, if the Grantee is an Assistant Vice President or Vice President of the Company or a Subsidiary on the date of termination of his or her employment with the Company or a Subsidiary or (y) the twelfth month thereafter, if the Grantee is a Senior Vice President or Executive Vice President of the Company or a Subsidiary on the date of termination of his or her employment with the Company or a Subsidiary.

Additional Provisions Applicable to Grantees who hold the office of [Vice President][Senior Vice President] or above as of the Grant Date:
[INCLUDE AT VP LEVEL IN (1) STANDARD RSA FOR LIC EMPLOYEES, (2) MULTI-YEAR RSA FOR LIC EMPLOYEES AND (3) LIC NEW EMPLOYEE LONG-TERM RSA. INCLUDE AT SVP LEVEL IN STANDARD RSA FOR QVC EMPLOYEES. DO NOT INCLUDE IN RSA FOR LIC NON-EMPLOYEE DIRECTORS.]

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Forfeiture for Misconduct and Repayment of Certain Amounts. If (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (ii) in the reasonable judgment of the Plan Administrator, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Plan Administrator may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Plan Administrator, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (i) any and all cash and/or shares of Common Stock received by the Grantee (A) upon the exercise during the Misstatement Period of any SARs held by the Grantee or (B) upon the payment during the Misstatement Period of any Cash Award or Performance Award held by the Grantee, the value of which is determined in whole or in part with reference to the value of Common Stock, and (ii) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock received by the Grantee upon the exercise, vesting or payment during the Misstatement Period of any Award held by the Grantee. By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock received upon vesting of any Restricted Shares during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.

Qualifying Service:
[INCLUDE IN STANDARD AND MULTI-YEAR RSA AGREEMENTS FOR LIC EMPLOYEES, IN NEW EMPLOYEE LONG-TERM RSA AND IN STANDARD RSA FOR LIC NON-EMPLOYEE DIRECTORS; DO NOT INCLUDE IN STANDARD RSA FOR QVC EMPLOYEES.]

Unless the Plan Administrator in its sole discretion determines otherwise in connection with the commencement of employment or service to Liberty Media Corporation or its Subsidiary, notwithstanding anything to the contrary in this Agreement, Grantee’s employment or service with Liberty Media Corporation or any entity that is a Subsidiary of Liberty Media Corporation at the time of determination shall be deemed to be employment or service

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with the Company for all purposes under the Awards granted pursuant to this Agreement.
Company Notice Address:	Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: General Counsel

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